Exhibit 10.1
17 August 2009
Zachary S. Gibler
3744 Phillips Road
Granville, OH 43023
Dear Zach,
The Board of Directors and the Compensation Committee of the Board of Directors of Lighting Science Group Corporation (the “Company”) are pleased to present the following offer of employment to you for your new role as Chief Executive Officer.
Prior Agreements. This offer supersedes all prior oral and written agreements as of the start date specified below with the exception that any and all restricted stock and stock options previously conveyed to you, whether or not vested, shall remain conveyed to you.
Start Date. Your employment by the Company in your new position of Chief Executive Officer shall be considered to have commenced on 11 June 2009.
Position, Responsibilities & Duties. Your position will be Chief Executive Officer. You will report to the Company’s Board of Directors (the “Board”) and will have such duties and responsibilities as are customarily exercised by a person holding the position of Chief Executive Officer. During your employment with the Company and except as otherwise agreed by the Board, you will devote your full employable time, attention and best efforts to the business affairs of the Company (except during vacations or illness) and will not actively engage in outside business activities, whether or not such activity is pursued for gain, profit or other pecuniary advantage unless such activity (and the amount thereof) is approved by the Board. Notwithstanding the foregoing, you will be entitled to devote a reasonable amount of time to civic and community affairs and the management of your personal investments.
Base Compensation. Your annual salary will be two hundred seventy five thousand United States dollars (US$275,000.00), less standard payroll deductions and all required withholdings, and paid in accordance with the Company’s payroll policies. An adjustment retroactive to 11 June 2009 will be made to reconcile your prior base salary to the base salary specified herein. In addition, at the end of the year, the Compensation Committee will consider an increase to your base salary.
Lighting Science Group Corporation      www.lsgc.com

Headquarters	Administration & Accounting	Display Technology Center	Illumination Technology Center
120 Hancock Lane	Suite 1515	Suite 800	Building 2A
Westhampton, NJ 08060 USA	2100 McKinney Avenue	11390 Sunrise Gold Circle	1227 South Patrick Drive
v 609.265.1401	Dallas, Texas 75201 USA	Rancho Cordova, CA 95742 USA	Satellite Beach, FL 32937 USA
f 609.265.9905	v 214.382.3630	v 916. 852.1719	v 321.779.5520
800.808.5822	f 214.382.3631	f 916.852.1740	f 321.779.5521

North America	Australia	Asia	Japan	Europe	Netherlands

Car Allowance. The Company shall pay you or reimburse you a car allowance of one thousand two hundred (US$1,200.00) per month. The car allowance shall cease immediately upon the termination of your employment by the Company.
Initial Stock & Option Grants. Subject to approval by the Company’s Board of Directors, you will be granted a number of shares of restricted stock and/or stock options, in addition to the restricted stock and options previously granted to you, the number to be determined. The issuance of the restricted stock and the stock options will be subject to standard written Company agreements that will be presented to you in due course.
Performance Bonus. You will be eligible to participate in the Company’s performance bonus plan(s) up to forty percent (40%) of your base salary, based on a combination of Company performance and personal achievements as determined by the Board of Directors and/or the Compensation Committee.
Long Term Incentive Plan. You will be eligible to participate in the Company’s long term incentive plans for executives.
Benefits. The Company currently offers a suite of benefits for you and your qualified dependents including medical, dental, vision and life insurance options. Eligibility for these benefits will be the first of the month after you begin employment. Additionally, you are eligible for paid sick time off and paid holidays. You will initially be eligible for twenty (20) days of paid vacation per year of employment and you will accrue an additional five (5) days of vacation for each year of employment, up to a maximum of thirty (30) days of paid vacation per year. Additional details regarding benefits will be provided by the Company’s human resources department in due course. Benefits shall cease immediately upon the termination of your employment by the Company except as provided by law or as the Company’s policies may allow.
At Will Employment. Please understand the Company is an employment-at-will company. This means that you or the Company may terminate your employment at any time, for any reason or for no reason, with or without notice. Accordingly, this letter is not a contract or commitment for continued employment. The Company also reserves the right to amend its benefits, plans or programs at any time.
General Termination. If your employment by the Company or its successor is terminated by the Company or its successor for other than cause, you will receive a severance payment equal to twelve (12) months of your salary, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over twelve (12) months. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company and/or its successor.
Termination For Cause. If your employment by the Company or its successor is terminated for “cause,” you will not be entitled to a severance payment. “Cause” means: (a) a misrepresentation of your education, work experience, and/or any matter upon which the Company relied in considering and offering you employment; (b)willful breach of your employment obligations, which, if curable, you fail to cure within (30) days after receipt of a written notice of such breach; (c) gross negligence or recklessness in the performance of, or intentional non-performance of, your duties to the Company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the Company or any of its affiliates; or (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of your duties for the Company, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of your duties for the Company.
Resignation For Good Reason. If you resign for “good reason,” you will receive a severance payment equal to twelve (12) months of your salary, paid out, at the discretion of the Company or its successor, in a lump sum within thirty (30) days of termination or paid out in equal installments over twelve (12) months. The severance payment will be conditional upon your first executing (and not revoking) a valid waiver and release of all claims that you may have against the Company and/or its successor. “Good reason” means the occurrence, without your prior written consent, of any of the following events: (a) any material breach by the Company of the terms and conditions set forth in this letter that the Company does not cure within a reasonable time; (b) a reduction in your base salary that is greater than ten percent (10%) or greater proportionally than an across-the-board reduction in the base salaries of all officers of LSG); (c) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction that is not generally applicable to all executive level employees of the Company; or (d) a material reduction by the Company of your duties and responsibilities, including a material change in job title; provided, that any such event described in (a) through (d) above will not constitute good reason unless you deliver to a member of the Compensation Committee of the Company a written notice of termination for good reason within thirty (30) days after you first learn of the existence of the circumstances giving rise to good reason, and within thirty (30) days following the delivery of such notice, the Company LSG has failed to cure the circumstances giving rise to good reason.
Additional Terms & Conditions Of Employment. The Company requires its employees to sign and comply with additional terms and conditions of employment concerning confidentiality, assignment of inventions and works of authorship, non-competition, and non-recruitment. The additional terms and conditions of employment will be presented to you for your review, consideration and signature in due course and must be signed by within ten (10) days of receipt by you.
Governing Law & Jurisdiction. In the event a dispute arises concerning your employment or the terms and conditions of this letter, this letter, the terms and conditions of this letter and your employment and any such dispute shall be governed by and construed in accordance with the substantive laws of the State of New York. Jurisdiction for resolution of any disputes shall be solely in New York and you and the Company hereby consent to the jurisdiction of the federal and state courts located in New York.
If you wish to accept employment under the terms described above, please sign and date a copy of this letter and return the signed and dated copy to me no later than 10 July 2009.
By signing this letter, you acknowledge that, except as expressly specified in this letter, the terms and conditions set forth in this letter supersede any other offer, agreement, or promises made to you by anyone, whether oral or written, and comprise the complete agreement between you and the Company concerning the offer of employment by the Company or your role as Chief Executive Officer.
If you have any questions regarding this offer, please do not hesitate to contact Richard Weinberg of the Compensation Committee or John Mitchell.

I look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

John D. Mitchell, Jr.
Corporate Secretary
On behalf of the Board of Directors and the Compensation Committee
Agreed and Accepted:

/s/ Zachary S. Gibler Zachary S. Gibler
Date: August 19, 2009